Exhibit 4.11

THIS NOTE AND THE SHARES OF CAPITAL STOCK THAT MAY BE ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED WITH BY COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

BIOAFFINITY TECHNOLOGIES, INC.
CONVERTIBLE PROMISSORY NOTE

Principal Balance: $[AMOUNT]	Note Issuance Date: [DATE]

1. Principal and Interest.

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for value received, bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [NAME] (the “Holder”) in lawful money of the United States the principal amount of $[AMOUNT] (the “Principal Balance”), together with simple interest on the unpaid principal balance of this Note at the rate of 6.0% per annum until this Note is converted in full or indefeasibly and irrevocably paid in full by the Company. Unless earlier converted into Conversion Shares (as defined below), the principal and accrued interest of this Note will be due and payable by the Company at any time on or after [DATE] (the “Maturity Date”) at the Company’s election or upon the written demand by the Holder.

This Note is one of a series of Notes (the “Offered Notes”) of like tenor issued by the Company. The Offered Notes shall be treated, in all respects, as pari passu in accordance with their relative then outstanding principal balances. Accordingly, all payments and all permitted prepayments by the Company on the Offered Notes will be made pro rata based on their relative then outstanding principal balances.

This Note is a general unsecured obligation of the Company. In no event shall any stockholder, director or officer of the Company be liable for any amounts due and payable pursuant to this Note. Whenever any payment or issuance is to be made by the Company hereunder shall be on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Texas are permitted or required by any applicable law or executive order to close. Upon payment by the Company in full of all principal and interest payable hereunder or conversion of this Note in full as described in Section 2 below, this original Note shall be surrendered to the Company for cancellation.

2. Conversion.

a. Automatic Conversion. If, prior to the Maturity Date, the Company consummates an IPO, then all principal and unpaid accrued interest under this Note will automatically convert into the Company’s common stock (“Common Stock”) issued in such IPO upon the initial closing of the IPO at a conversion price equal to $0.60 per share (the “Conversion Price”). The quotient calculated by dividing the Principal Balance by the Conversion Price shall be the number of Conversion Shares for each Holder. If the Company shall at any time or from time to time after the Note Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Conversion Shares issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the date of this Note combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Conversion Shares issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

IPO shall mean the issuance and sale of shares of the Common Stock by the Company, pursuant to an Underwriting Agreement to be entered into by and among the Company and certain underwriters in connection with an initial public offering pursuant to a Registration Statement on Form S-1. The Holder will be subject to the same terms as the other investors in the IPO and will sign stock purchase agreements, stockholder agreements and similar instruments governing the ownership of such equity securities reflecting such terms.

b. Optional Conversion. Prior to the Maturity Date, the Holder may convert all principal and unpaid accrued interest under this Note into the Company’s Common Stock at the Conversion Price.

c. Mechanics of Conversion. Upon the conversion of this Note, the outstanding principal and accrued unpaid interest of the Note shall be converted automatically without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless such Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such Holder of such Note, a certificate or certificates for the Conversion Shares and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the Conversion Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the event triggering conversion. The person or persons entitled to receive Conversion Shares shall be treated for all purposes as the record Holder or Holders of such Conversion Shares on such date. The Conversion Shares will be fully paid and non-assessable. All principal and unpaid accrued interest that is converted pursuant to this Section 2 will no longer be outstanding or due and payable from the Company and will be deemed to have been fully paid and satisfied on the effective date of such conversion and the Company shall thereafter have no further obligation or liability with respect to such amounts.

3. Prepayment. The Company will notify the Holder thirty (30) days prior to prepaying all or a portion of this Note to allow the Holder to exercise its right to an optional conversion as described in Section 2, above. Subject to such notice requirement, the Company may, at any time, prepay all or any part of the unpaid principal amount of this Note without premium or penalty. Partial prepayments will be applied first to pay accrued unpaid interest and second, after all interest accrued through the date of such partial prepayment has been paid in full, to reduce the principal amount outstanding hereunder.

4. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5. Savings Clause. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws. In determining whether or not the consideration that is taken, reserved, contracted for, charged or received under this Note (or otherwise in connection with this Note) constitutes interest or whether or not such interest, under any specific contingency, exceeds the maximum amount of interest allowed by applicable law, the Company and the Holder will, to the greatest extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of this Note so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof and/or (c) allocate interest between portions of this Note, to the end that no such portion will bear interest at a rate greater than that permitted by applicable law. After application of the preceding sentence, if the aggregate of all consideration constituting interest under applicable law that is taken, reserved, contracted for, charged or received under this Note (or otherwise in connection with this Note) exceeds the maximum amount of interest allowed by applicable law or would otherwise be usurious under applicable law, then (i) the Company will not be obligated to pay the amount of such interest to the extent that it exceeds the maximum amount permitted by applicable law, (ii) any such excess interest that may have been collected will be applied as a credit against the then unpaid principal amount of the Note (or, to the extent that this Note is or would thereby be paid in full, refunded to the Company) and (iii) the effective rate of interest will be automatically reduced to the maximum lawful rate under applicable usury laws as now or hereafter construed by the courts having jurisdiction. The terms and provisions of this Section 6 will supersede every other conflicting provision of this Note or any other document evidencing or securing this Note.

6. Events of Default. An “Event of Default” shall occur under this Agreement only if, pursuant to any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to the Company, (a) any proceedings involving the Company are commenced by or against the Company, or (b) a trustee of any substantial part of the assets of the Company is applied for or appointed, and the Company by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within 120 days after the entry of such order or such appointment, such order or appointment is not vacated, discharged or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

Upon the occurrence of an Event of Default, Holders holding at least 51% of the outstanding Principal Balance of the Offered Notes, acting jointly, shall have the right, if such Event of Default shall then be continuing, to declare, by written notice to the Company, the Notes to be immediately due and payable.

7. Amendment.

No amendment, modification or supplement of or to this Note will be effective unless made in writing and signed by the Company and the Holder.

8. Integration.

This Note, represents, and is intended to be, a complete statement of all of the terms and the arrangements between the Company and the Holder with respect to the matters provided for herein, supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the Company and the Holder with respect to those matters.

9. Governing Law.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

10. Notices.

All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed email or facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section).

11. Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGE TO UNSECURED CONVERTIBLE PROMISSORY NOTE]

bioAffinity Technologies, Inc.

By:

Maria Zannes
Chief Executive Officer
Address: 22211 W Interstate 10
Suite 1206
San Antonio, Texas 78257

INVESTOR:

Individual:

Print Name:

or

Entity:

(name of entity)

By:
Name:
Title: